Non-Qualified
[DATE]
AUTOMATIC DATA PROCESSING, INC. 2018 OMNIBUS AWARD PLAN

STOCK OPTION GRANT AGREEMENT

AUTOMATIC DATA PROCESSING, INC. (the “Company”), pursuant to the 2018 Omnibus Award Plan, as amended from time to time (the “Plan”), hereby irrevocably grants you (the “Participant”), on [DATE] (the “Grant Date”) the right and option to purchase shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), subject to (1) the restrictions, terms and conditions herein and (2) any additional terms and conditions applicable to the Participant, as set forth in the appendices attached hereto (the “Appendices”).

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its stockholders to grant the award of options provided for herein to the Participant, on the terms and conditions described in this Stock Option Grant Agreement, including the Appendices, (together, the “Agreement”).

NOW, THEREFORE, for and in consideration of the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, and their permitted successors and assigns, hereby agree as follows:

1.Terms and Conditions.

(a)Vesting. The option herein granted shall become exercisable in whole or in part as follows:

(i)Exercisable as to 25% of the shares (rounded down to the nearest whole share) on the first anniversary of the Grant Date;

(ii)Exercisable as to an additional 25% of the shares (rounded down to the nearest whole share) on the second anniversary of the Grant Date;

(iii)Exercisable as to an additional 25% of the shares (rounded down to the nearest whole share) on the third anniversary of the Grant Date;

(iv)Exercisable in its entirety on and after the fourth anniversary of the Grant Date; and

(v)Exercisable in its entirety (i) upon the death of the Participant or (ii) in the event of total and permanent disability of the Participant.

(vi)If the Participant retires from the Company or any of its Subsidiaries at any time following the first anniversary of this Agreement and at such time satisfies the Normal Retirement Criteria, the option herein granted shall continue to become exercisable as set forth in clauses (ii) through

(iv) of this Section 1(a). The Normal Retirement Criteria will be satisfied if the Participant shall (x) retire (and satisfy the Company’s criteria for retirement at such time) from the Company or any of its Subsidiaries, divisions or business units, as the case may be, (y) be at least 55 years of age at the time of such retirement, and (z) have at least ten credited years of service with the Company or its Subsidiaries at the time of such retirement.

(vii)If at the time of retirement the Participant satisfies the Normal Retirement Criteria and subsequently dies or becomes totally and permanently disabled before the Participant’s option herein granted becomes exercisable in its entirety as set forth in clause (iv) of this Section 1(a), the option herein granted shall become exercisable as set forth in clause (v) of this Section 1(a).

(viii)If at the time of retirement the Participant satisfies the criteria set forth in Section 1(b)(ii)(4) and subsequently dies or becomes totally and permanently disabled before the expiration of 12 months after the retirement of the Participant, the Participant’s option herein granted shall become exercisable as set forth in clause (v) of this Section 1(a).
(ix)Except as provided in clauses (vi) through (viii) of this Section 1(a) or Appendix A to this Agreement or as the Committee may otherwise determine in its sole discretion, no option herein granted shall become exercisable following termination of the Participant’s employment from the Company or any of its Subsidiaries (and no option herein granted shall become exercisable following the Company’s sale of the Subsidiary, or the Company’s or a Subsidiary’s sale of the division or business unit, that employs the Participant).

(x)Notwithstanding Appendix A to this Agreement, the option granted hereunder shall become exercisable in its entirety as of immediately prior to the consummation of a Change in Control, unless the successor company, or a parent of the successor company, in the Change in Control agrees to assume, replace, or substitute the option granted hereunder (as of the consummation of such Change in Control) with an option on substantially identical terms, as determined by the Committee.

For the avoidance of doubt, unless otherwise provided in this Agreement, employment during only a portion of the vesting period until the respective vesting date shall not entitle the Participant to vest in a pro rata portion of the option scheduled to vest on such date.

Further, if the Participant's home country is not the United States, for purposes of the option grant, the Participant’s employment relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not such termination is later found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and such date will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any). The Committee shall have the exclusive discretion to determine when the Participant may still be considered to be providing active services for purposes of the option grant (including whether the Participant may still be considered to be providing services while on a leave of absence).

(b)Forfeiture. The unexercised portion of the option herein granted shall automatically and without notice terminate and become null and void at the time of the earliest of the following to occur:

(i)the expiration of ten years from the Grant Date;

(ii)the expiration of 60 days from the date of termination of the Participant’s employment from the Company (including in connection with the sale of the Subsidiary, division or business unit that employs the Participant) or any of its Subsidiaries; provided, however, that

1.if the Participant’s employment from the Company or any of its Subsidiaries terminates because of total and permanent disability, the provisions of Section 1(b)(iii) below shall apply;

2.if the Participant dies during employment by the Company or any of its Subsidiaries or during the 60-day period following the date of termination of such employment, the provisions of Section 1(b)(iv) below shall apply;

3.if the Participant retires and satisfy the Normal Retirement Criteria, the provisions of Section 1(b)(v) below shall apply; and

4.if the Participant (x) retires (and satisfies the Company’s criteria for retirement at such time) from the Company or any of its Subsidiaries, divisions or business units, as the case may be, (y) is at least 55 years of age at the time of such retirement, and (z) has at least five (but less than ten) credited years of service with the Company and its Subsidiaries at the time of such retirement, the provisions of Section 1(b)(vi) below shall apply.

(iii)if Section 1(b)(ii)(1) applies, (i) if the Participant satisfied the Normal Retirement Criteria at the time of the Participant’s total and permanent disability, the expiration of 36 months after termination of the Participant’s employment from the Company or any of its Subsidiaries because of total and permanent disability, or (ii) if the Participant did not satisfy the Normal Retirement Criteria at the time of the Participant’s total and permanent disability, the expiration of 12 months after termination of the Participant’s employment from the Company or any of its Subsidiaries because of total and permanent disability; provided, however, that if the Participant dies during the 36-month period specified in clause (i) of this

Section 1(b)(iii) or the 12-month period specified in clause (ii) of this Section 1(b)(iii), as applicable, then the unexercised portion shall become null and void upon the expiration of 12 months after death of the Participant;

(iv)if Section 1(b)(ii)(2) applies, (i) if the Participant satisfied the Normal Retirement Criteria at the time of death, the expiration of 36 months after death of the Participant, or (ii) if the Participant did not satisfy the Normal Retirement Criteria at the time of death, 12 months after death of the Participant;

(v)if Section 1(b)(ii)(3) applies, the expiration of 37 months after the retirement of the Participant; provided, however, that if the Participant dies during the 37-month period following the date of the Participant’s retirement, then the unexercised portion shall become null and void on the later of (i) the expiration of 37 months after the retirement of the Participant and (ii) 12 months after death of the Participant; and

(vi)if Section 1(b)(ii)(4) applies, the expiration of 12 months after the retirement of the Participant; provided, however, that if the Participant dies during the 12-month period following the date of the Participant’s retirement, then the unexercised portion shall become null and void on the expiration of 12 months after death of the Participant.

(c)Notwithstanding the foregoing, in the event that any unexercised portion of the option herein granted would terminate and become null and void in accordance with Section 1(b) and the Fair Market Value of the shares of Common Stock subject to the unexercised portion of the option herein granted exceeds the aggregate Exercise Price of such option, the then vested portion of the option herein granted shall be deemed to be automatically exercised by the Participant on such last trading day by means of a net exercise without any action by the Participant. Upon such automatic exercise, the Company shall deliver to the Participant the number of shares of Common Stock for which the option was deemed exercised less the number of shares of Common Stock having a Fair Market Value, as of such date, sufficient to (1) pay the aggregate Exercise Price of the options deemed exercised and (2) satisfy all applicable required tax withholding obligations. Any fractional share shall be settled in cash. For the avoidance of doubt, and notwithstanding any provision (or interpretation) of Section 1(b) to the contrary, the unexercised portion of the option herein granted shall automatically and without notice terminate and become null and void upon the expiration of ten years from the date of this Agreement.

(d)The “Exercise Price” for each share of Common Stock purchased pursuant to the option herein granted shall be $XX.XX.

(e)Full payment of the Exercise Price for shares purchased by the Participant shall be made at the time of the exercise of the option in whole or in part. No shares shall be issued until full payment therefore has been made, and the Participant shall have none of the rights of a shareholder with respect to any shares subject to this option until such shares shall have been issued.

(f)No option granted hereunder may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(g)In the event of one or more stock splits, stock dividends, stock changes, reclassifications, recapitalizations, or combinations of shares prior to complete exercise of the option herein granted which change the character or amount of the shares subject to the option, this option to the extent that it shall not have been exercised, shall entitle the Participant or the Participant’s executors or administrators to receive in substitution such number and kind of shares as he, she or they would have been entitled to receive if the Participant or the Participant’s executors or administrators had actually owned the shares subject to this option at the time of the occurrence of such change; provided, however, that if the change is of such nature that the Participant or the Participant’s executors or administrators, upon exercise of the option, would receive property other than shares of stock, then the Board shall adjust the option so that he, she or they shall acquire only shares of stock upon exercise, making such adjustment in the number and kind of shares to be received as the Board shall, in its sole judgment, deem equitable; provided, further, that the foregoing shall not limit the Company’s ability to otherwise adjust the option in a manner consistent with Section 12 of the Plan.

2.Restrictive Covenant; Clawback; Incorporation by Reference.

(a)Restrictive Covenant. If the Participant’s home country is Australia, Canada, or the United States, the option granted hereunder is conditioned upon the Participant’s agreement to this Agreement and the Restrictive Covenant Agreement furnished herewith within ninety (90) days from the date of this Agreement. If the Participant’s home country is not Australia, Brazil, Canada, Germany or the United States, the effectiveness of the option granted hereunder is conditioned upon (i) the execution and delivery of a restrictive covenant by the Participant to the Company in connection with a previous grant by the Company of any award granted pursuant to the Company’s 2008 Omnibus Award Plan or the Plan or (ii) the execution and delivery by the Participant within ninety (90) days from the date of this Agreement of the restrictive covenant furnished herewith. If the Company does not receive the signed (whether electronically or otherwise) restrictive covenant and this Agreement within such ninety-day period, this Agreement shall be terminable by the Company.

(b)Clawback. Notwithstanding anything to the contrary contained herein, the option granted hereunder may be terminated and become null and void without consideration if the Participant, as determined by the Committee in its sole discretion (i) engages in an activity that is in conflict with or adverse to the interests of the Company or any Affiliate, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or (ii) without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement (including, if applicable, the Restrictive Covenant Agreement furnished herewith) between the Participant and the Company or any Affiliate. If the Participant engages in any activity referred to in the preceding sentence, the Participant shall, at the sole discretion of the Committee, forfeit any gain realized in respect of the option granted hereunder (which gain shall be deemed to be an amount equal to the difference between the Exercise Price for shares set forth in Section 1(d) above and the Fair Market Value, on the applicable exercise date, of the shares of Common Stock for which the option was exercised), and repay such gain to the Company.

(c)Incorporation by Reference. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

3.Compliance with Legal Requirements. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares of Common Stock issuable upon exercise of the option prior to the completion of any registration or qualification of the shares under any U.S. or non-U.S. federal, state or local securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non U.S. federal, state or local governmental agency as may be required, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the shares with any U.S. federal or state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

4.Transferability. The option granted hereunder may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company or any Affiliate.

5.Miscellaneous.

(a)Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(b)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c)No Right to Employment or Other Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant, or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant with or without cause at any time for any reason whatsoever.

(d)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(e)Entire Agreement. This Agreement, the Plan and, if applicable, the Restrictive Covenant Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto; provided, however, that if the Participant’s home country is Australia, Canada, or the United States, the Participant understands that the Participant may have an existing agreement(s) with the Company, through prior awards, acquisition of a prior employer or otherwise, that may include the same or similar covenants as those in the Restrictive Covenant Agreement furnished herewith, and acknowledges that the Restrictive Covenant Agreement is meant to supplement any such agreement(s) such that the covenants in the agreements that provide the Company with the greatest protection enforceable under applicable law shall control, and that the parties do not intend to create any ambiguity or conflict through the execution of the Restrictive Covenant Agreement that would release the Participant from the obligations the Participant has assumed under the restrictive covenants in any of these agreements. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant under the Plan.

(f)Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware. For purposes of litigating any dispute that arises directly or indirectly from the option or this Agreement, to the extent permitted by applicable law where the Participant resides, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New Jersey and agree that such litigation shall be conducted only in the courts of Essex County, New Jersey, or the federal courts of the United States for the District of New Jersey, and no other courts, where the option grant is made and/or to be performed.

(g)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction and shall not constitute a part of this Agreement.

(h)Appendices. If the Participant’s home country is not the United States, this option shall be subject to the additional terms and conditions set forth in Appendices B, C and D to this Agreement, as applicable to the Participant’s country. Moreover, if Participant relocates from the U.S. to one of the countries included in Appendix D or if the Participant relocates between countries included in Appendix D during the life of the option, the additional terms and conditions set forth in Appendices B, C and D to this Agreement shall apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices B, C and D constitute part of this Agreement. Participants whose home country is not the United States should review Appendices B, C and D to this Agreement carefully.

(i)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(j)Insider Trading Restrictions / Market Abuse Laws. Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market-abuse laws which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock, or rights linked to the value of shares of Common Stock during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. The Participant is responsible for complying with any applicable restrictions, and should speak to his or her personal legal advisor for further details regarding any applicable insider trading and/or market abuse laws in the Participant’s country.

(k)Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(l)Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the option and on any shares of Common Stock purchased upon exercise of the option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

By accepting this Agreement through the online acceptance tool on Fidelity Stock Plan Services' website, the Participant agrees to all of the terms and conditions in this Agreement and the Plan.

AUTOMATIC DATA PROCESSING, INC. __________________________________